QUALITY SYSTEMS, INC. ANNOUNCES ISS’ RECOMMENDATION THAT
SHAREHOLDERS VOTE THE WHITE PROXY CARD IN SUPPORT OF ALL
QUALITY SYSTEMS BOARD NOMINEES

ISS Notes Market’s Validation of the Company’s Strategy and Operations

All Three Leading Shareholder Voting Advisory Firms Now Support QSI in Fight with Dissident Director Ahmed Hussein

QSI Urges Shareholders to Vote for Board Nominees Ahead of Annual Meeting

IRVINE, CA – August 2, 2012 – Quality Systems, Inc. (Nasdaq: QSII) announced today that Institutional Shareholder Services (ISS), the nation’s leading voting advisory service, has recommended that QSI shareholders vote for all of the Company’s board nominees – Craig Barbarosh, George Bristol, Mark Davis, Russell Pflueger, Steven Plochocki, Sheldon Razin, Lance Rosenzweig and Maureen Spivack – at Quality Systems’ Annual Meeting of Shareholders to be held on Thursday, August 16, 2012.  In addition to noting the company’s strong long-term performance, ISS also gave the company its highest “green” rating for all governance structure categories.

The recommendation means that all three leading proxy advisory firms, including Egan-Jones and Glass-Lewis, have now urged QSI shareholders to vote the WHITE proxy card for QSI’s nominees.

In its report, ISS noted:

▪
[Referring to ISS’s calculation of Total Shareholder Return over the 1, 3 and 5 year periods ending June 17, 2012,] “… it becomes clear that the company outperformed all, or nearly all, of its peers for much of this period, strongly suggesting that the market's assessment was in fact a validation of the company's strategy and operations.  It is also clear that the sharp decline in share prices a year ago was in fact a sector phenomenon.”

▪
“Because the dissident [Ahmed Hussein] has not made a compelling case that change at the board level, at this point, is necessary, votes FOR the management nominees on the WHITE proxy card are warranted.”

▪	[Referring to Mr. Hussein’s gold proxy card,] “Do NOT vote on this ballot.”

Steven T. Plochocki, chief executive officer of Quality Systems, said: “We now have received positive support along with a vote of confidence in our Board and management team from all three of the nation’s leading proxy advisory services.  ISS, Glass-Lewis and Egan-Jones unanimously recommend that shareholders vote the WHITE proxy card FOR QSI’s nominees.  The Board and management team remain fully committed to creating value for all QSI shareholders.  We believe our highly qualified board nominees and management team offer QSI shareholders the right strategy and the right team to capture opportunities for growth in this rapidly changing marketplace.”

Quality Systems reminds shareholders that if they have already voted the gold card it is not too late to change their vote.  However, only the most recently voted card counts.  Shareholders should simply vote the WHITE proxy card FOR the company's nominees to protect their investment and the future of QSI.  If you have previously submitted a gold card, please submit a WHITE proxy card today.

Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

ADDITIONAL INFORMATION

On July 13, 2012, the company filed its definitive proxy statement in connection with its 2012 annual meeting of shareholders, and on July 16, 2012, began the process of mailing such proxy statement to its shareholders, together with a WHITE proxy card. Shareholders are strongly advised to read the definitive proxy statement and the accompanying proxy card, as they will contain important information. Shareholders may obtain the definitive proxy statement, any amendments or supplements to such proxy statement, and other documents filed by the company with the SEC for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to such proxy statement may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

Please visit www.qsi2012proxy.com for additional information about Mr. Hussein’s actions and other Quality Systems updates.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

Statements made in this document, the proxy statements to be filed with the SEC, communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking words, such as “could,” “should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “ expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as factors discussed elsewhere in this and other reports and documents we file with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as in our other public disclosures and filings with the SEC.

Investor Contacts:
Steven Plochocki, CEO
(949) 255-2600
splochocki@qsii.com
or
Larry Dennedy
MacKenzie Partners
(212) 929-5500

Media Contacts:
Susan J. Lewis
(303) 804-0494
slewis@qsii.com
or
Tom Johnson or Mike Pascale
Abernathy MacGregor
(212) 371-5999